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                                                                   EXHIBIT 10.57


                                                      SONOMA MISSION INN AND SPA


                       FIRST AMENDMENT TO LEASE AGREEMENT


         This FIRST AMENDMENT TO LEASE AGREEMENT (the "Amendment") is made and entered into effective as of the 31st day of December, 1998, between WINE COUNTRY HOTEL, LLC, a Delaware limited liability company ("Lessee") and CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP, a Delaware limited partnership ("Lessor").

                                   RECITALS:

         WHEREAS, Lessor and Lessee entered into that certain Lease Agreement dated as of November 18, 1996 (the "Lease"), pursuant to which Lessee leased from Lessor a hotel facility/resort and related assets located in Sonoma County, California, and known as the "Sonoma Mission Inn and Spa" (hereinafter called the "Leased Property"); and

         WHEREAS, Lessee has requested that Lessor fund the costs of certain capital improvements at the Leased Property contemplated by a master plan submitted to Lessor and consisting of 30 suites, 12,000 square feet of spa facilities, 224 vehicle parking spaces, 3,000 square feet of meeting space and general upgrades to the Leased Property (collectively, the "Expansion Project"); and

         WHEREAS, Lessor has agreed to undertake the funding of the Expansion Program in consideration of and subject to the agreement of Lessee to modify the Lease to increase the amount of rental payable thereunder; and

         WHEREAS, Lessor has agreed to delete certain provisions of the Lease that impose minimum net worth requirements on the Lessee and limit the distributions by Lessee of its earnings to its beneficial owners in consideration of the delivery of a guaranty of Lessee's obligations under the Lease by Crescent Operating, Inc. ("COI"); and

         WHEREAS, Lessor and Lessee mutually desire to quantify the value of working capital contributed by Lessee for the operation of the Leased Property upon the commencement of the term of the Lease and to evidence their mutual understanding and agreement of the value of working capital to be reimbursed to Lessee by Lessor at the expiration or earlier termination of the Lease; and

         WHEREAS, Lessor and Lessee desire to amend the Lease to increase the rental payable thereunder, to delete the provisions in the Lease described above, to evidence their understanding regarding working capital and to make certain other amendments thereto as hereinafter provided.

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                                   AGREEMENT:

         NOW THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree as follows:

         1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Lease.

         2. Amendment to Lease. The Lease is hereby amended as follows:

                  a. Section 4.1 of the Lease is modified to increase the Base Rent, as follows:

                    YEAR               ANNUAL RENT          MONTHLY RENT PAYMENT
                    ----               -----------          --------------------
                    2000               $8,200,000.00              $683,333.33
                    2001               $8,500,000.00              $708,333.33
                    2002               $9,000,000.00              $750,000.00
                    2003               $9,000,000.00              $750,000.00
                    2004               $9,500,000.00              $791,666.67
                    2005               $9,500,000.00              $791,666.67
                    2006              *$7,916,666.67              $791,666.67

         *No rent payable November and December 2006 (Lease expires 10/31/2006).

         Section 4.1 of the Lease is further modified to provide that the monthly installments of Base Rent shall be due and payable on the last day of the month following the end of the month in which such rent accrues, commencing on December 31, 1998, and continuing on the last day of each month thereafter, through and including November 30, 2006.

                  b. The period is deleted at the end of the next to last sentence of Section 4.2(j) of the Lease and the following clause is inserted after the words "from Lessee": "; provided, in no event shall Lessor be required to refund any portion of the Guaranteed Percentage Rent (as hereinafter defined) previously paid by Lessee to Lessor."

                  c. A new subsection (l) is inserted at the end of Section 4.2 of the Lease, which shall read in its entirety as follows:

                           (l) Anything in this Lease to the contrary
                  notwithstanding, eighty-five percent (85%) of the Percentage Rent payable in any quarter during the term of this Lease (herein called the "Guaranteed Percentage Rent") shall not be subject to adjustment under Section 4.2(j) or Section 4.2(k) hereof.


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                  d. If the amount expended by Lessor to fund the Expansion
         Project exceeds $17,500,000.00, Lessor and Lessee agree that the Base Rent will be increased (in addition to the increases set forth in paragraph 2.a. above) to provide to Lessor a twenty percent (20%) annual return on such excess funds. The parties agree to further amend the Lease as necessary to reflect such increase in Base Rent.

                  e. In consideration of the execution and delivery by COI of a guaranty of all of Lessee's obligations under the Lease, Section 7.7 and Section 7.9 of the Lease are hereby deleted in their entirety and shall be of no further force and effect.

                  f. Section 7.11 of the Lease is hereby deleted in its entirety and the following substituted in lieu thereof:

                           7.11 Working Capital. At the commencement of the
                  term of this Lease, there existed working capital pertaining to the Leased Property in the categories listed on Exhibit B attached hereto and made a part hereof (the "Working Capital") in the initial aggregate negative balance of ($813,952.00) (the "Initial Working Capital Balance"). Within thirty (30) days after the date of expiration or earlier termination of this Lease, Lessor and Lessee will work together in good faith to determine the balance of Working Capital as of such date (the "Ending Working Capital Balance"). If the Ending Working Capital Balance is less than the Initial Working Capital Balance, Lessee shall pay over to Lessor cash in the amount of such deficiency, within thirty
                  (30) days of such determination. If the Ending Working Capital Balance exceeds the Initial Working Capital Balance, Lessor shall pay over to Lessee cash in the amount of such excess within thirty (30) days of such determination. For purposes of comparing the Initial Working Capital Balance and the Ending Working Capital Balance, (i) the Ending Working Capital Balance will be less than the Initial Working Capital Balance if and to the extent that the Ending Working Capital Balance has a negative balance of more than ($813,952.00), and that difference will be the "deficiency" to be paid by Lessee to Lessor; and (ii) the Ending Working Capital Balance will exceed the Initial Working Capital Balance if the Ending Working Capital Balance has a negative balance of less than ($813,952.00), has a balance of zero, or has a positive balance, and the "excess" to be paid by Lessor to Lessee will be the difference (expressed as a positive number) between the Ending Working Capital Balance and the Initial Working Capital Balance. (By way of example and illustration but not of limitation, if the Ending Working Capital Balance had a negative balance of ($213,952.00), then Lessor would pay Lessee $600,000.00; if the Ending Working Capital Balance had a positive balance of $100,000.00, then Lessor would pay Lessee $913,952.00.) Additionally, both the Initial Working Capital Balance and the Ending Working Capital Balance shall be calculated without the inclusion of any "in circulation" operating or consumable supplies ("In-Circulation Supplies"). Both Lessee and Lessor agree that the In-Circulation Supplies represent items in use which Lessee does not include on its balance sheet


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                  as of the Commencement Date. Lessee and Lessor further agree that although no accounting value has been placed on In-Circulation Supplies, such supplies have value and Lessee agrees to have reasonable amounts of In-Circulation Supplies on hand in a quantity and quality customary for a property such as the Leased Property.

         3. General Provision regarding Working Capital. Notwithstanding any other provision of the Lease which is to the contrary or which is not consistent with Section 2.f above, including without limitation, Section 7.4 of the Lease, Lessor and Lessee agree that Section 2.f above represents the general business terms under which Lessee has taken over the In-Circulation Supplies and working capital of the Leased Property and the general terms under which Lessee will return In-Circulation Supplies and working capital to Lessor at the expiration or earlier termination of the Lease.

         4. Modification Supersedes. Except as modified hereby, the Lease remains in full force and effect, with no other modifications thereto. If there arises by virtue of this Amendment any conflict between any provision of this Amendment and any provision of the Lease, the provisions hereof shall supersede any such conflicting provision of the Lease, but only to the extent of such conflict, and all of the provisions of the Lease are hereby modified as necessary so as to be consistent with the terms of this Amendment.

         5. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of Lessor and Lessee and their respective successors and permitted assigns.

         6. Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which is to be deemed an original for all purposes, and in making proof of this Amendment it shall not be necessary to produce more than one (1) counterpart hereof. A facsimile or similar transmission of a counterpart signed by a party hereto will be regarded as signed by such party for purposes hereof.

         7. Captions. The captions, headings and arrangements used in this Amendment are for convenience only and do not in any way affect, limit, amplify or otherwise modify the terms and provisions hereof.

         8. Representations of Lessee. Lessee represents and warrants to Lessor that (i) Lessee is the sole legal and beneficial owner of the leasehold estate under the Lease and (ii) Lessee has the full power and authority to enter into this Amendment without the joinder or consent of any other party.

         9. Representations of Lessor. Lessor represents and warrants to Lessee that Lessor has the full power and authority to enter into this Amendment.


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         IN WITNESS WHEREOF, the parties have duly executed this Amendment to be effective as of the day and year first above written.


                                  LESSOR:

                                  CRESCENT REAL ESTATE EQUITIES LIMITED
                                  PARTNERSHIP, a Delaware limited partnership

                                  By:   Crescent Real Estate Equities, Ltd.,
                                        a Delaware corporation, General Partner


                                        By:
                                            -------------------------------
                                            Name:
                                                  -------------------------
                                            Title:
                                                   ------------------------

                                  LESSEE:

                                  WINE COUNTRY HOTEL, LLC, a Delaware limited liability company


                                        By:
                                            -------------------------------
                                            Name:
                                                  -------------------------
                                            Title:
                                                   ------------------------


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